Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT COMPLETES ACQUISITION OF SILARX PHARMACEUTICALS, INC.

Philadelphia, PA — June 2, 2015 — Lannett Company, Inc. (NYSE: LCI) today announced that it has completed the acquisition of privately held, Silarx Pharmaceuticals, Inc. and a related real estate entity (together “Silarx”), a manufacturer and marketer of liquid generic pharmaceutical products.  As previously announced, Lannett signed the agreement to acquire Silarx on May 15, 2015.

“Having invested time and resources in evaluating a number of potential acquisitions, we are extremely pleased that Silarx is now part of our company.  Today, we are a larger, more diverse and more capable organization,” said Arthur Bedrosian, chief executive officer of Lannett.  “The acquisition brings a high quality, talented work force that we intend to retain and an FDA-approved manufacturing facility into which we can quickly increase utilization.  Silarx also adds an exciting pipeline that includes four Abbreviated New Drug Applications (ANDAs) with Paragraph 4 certification pending at the FDA and a number of complementary products.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, statements regarding the expected benefits of the acquisition, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time. These forward-looking statements represent the Company’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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